Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Heart Test Laboratories, Inc. (the “Company”) of our report dated July 18, 2023, relating to our audits of the Company’s financial statements as of April 30, 2023 and 2022, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2023.

Our report dated July 18, 2023 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, and limited capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

September 18, 2023